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Exhibit 5.1

        January 13, 2003

Cap Rock Energy Corporation
500 West Wall, Suite 400
Midland, Texas 79701

  Re:
  Registration Statement on Form S-8

Ladies and Gentlemen:

As General Counsel to Cap Rock Energy Corporation (the "Company"), and in connection with the proposed issue and sale, from time to time, of up to 800,000 shares of Common Stock, $.01 par value per share, of the Company (hereinafter called the "Offered Common Stock"), with respect to which the Company previously filed a Registration Statement for 500,000 shares (SEC No. 333-88602) and is currently filing a Registration Statement for an additional 300,000 shares on Forms S-8 with the Securities and Exchange Commission under the Securities Act of 1933 to which Registration Statement this opinion shall be filed as an exhibit, I advise you that, in my opinion:

  1.
  The Company is a corporation duly organized and validly existing under the laws of the State of Texas.

  2.
  Upon (a) the Registration Statement becoming effective under the Securities Act of 1933, (b) the authorization of the issuance, sale and delivery of the Offered Common Stock by the Board of Directors of the Company and (c) full payment therefore, the Offered Common Stock will be legally issued, validly outstanding, fully paid and nonassessable and the holders thereof will be entitled to the rights and privileges appertaining thereto, as set forth in the Company's Restated Articles of Incorporation, as amended.

I hereby consent to the filing of a copy of this opinion as an exhibit to said Registration Statement. I also consent to the use of my name and the making of the statements with respect to myself in the Registration Statement and the Prospectus constituting a part thereof.

Very truly yours,
By:	/s/ RONALD W. LYON Ronald W. Lyon

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  Exhibit 5.1